Exhibit 10.2

February 4, 2009

To RHP Master Fund, Ltd.:

This letter memorializes that today Cell Therapeutics, Inc. (“CTI”) and RHP Master Fund, Ltd. (“RHP”) have agreed to resolve their differences. Such agreement will be documented in two agreements—this letter agreement (this “Letter Agreement”) and a separate, litigation-specific Settlement Agreement and Mutual Release. CTI and RHP shall also be bound by such separate, litigation-specific Settlement Agreement and Mutual Release (which provides for litigation-specific additional consideration and is being entered into simultaneously herewith) in addition to the Letter Agreement.

By signing a copy of this Letter Agreement where indicated below and returning it to CTI, RHP agrees to exchange, at a closing to occur before the close of business today, all its 250 shares of Series A 3% Convertible Preferred Stock of CTI for 4,000,000 shares of newly-issued Common Stock of CTI (the “Common Stock”). CTI agrees to issue such Common Stock at such closing in exchange for such 250 shares of Series A 3% Convertible Preferred Stock of CTI.

Additional requirements applicable to the exchange transaction are:

1. RHP, by signing below, agrees to from and after the closing of the exchange vote for/consent to any CTI-proposed stock split, reverse stock split or share authorization increase with regard to CTI common stock as proposed in the CTI proxy statement for the meeting of shareholders to be held on February 27, 2009, as long as the record date for such vote/consent occurs when RHP still beneficially owns any of the Common Stock.

2. RHP, by signing below, represents and warrants that it is the record owner of 250 shares of Series A 3% Convertible Preferred Stock of CTI and agrees to deliver its existing preferred stock share certificate to CTI, free and clear of all liens, encumbrances and adverse claims, by no later February 9, 2009. However, even if RHP breaches the agreement by failing to deliver such preferred stock share certificate, such preferred stock share certificate shall be void and shall no longer represent CTI securities.

3. RHP, by signing below, consents (as a member of its series, and looking to the attainment of a consent by the holders of at least 67% of the shares of such series) not only to all of the transactions contemplated by the exchange transaction as described in this Letter Agreement (and to all effects of such transaction), but also to all of the transactions contemplated by the Series F exchange transaction as described in CTI’s January 29, 2009 letter agreement with various Preferred Stock holders, as amended (and to all effects of such transaction).

In connection with the proposed exchange transaction, CTI makes the following representations and warranties to RHP:

(a) The offer and issuance of the Common Stock is exempt from registration under the Securities Act of 1933, as amended, pursuant to the exemption provided by Section 3(a)(9) thereof. As a result, and assuming RHP is not and does not become an affiliate of CTI, the Common Stock shall be freely tradable by RHP. Accordingly, CTI shall forthwith after the closing credit the Common Stock to RHP’s or its designee’s balance account with the Depository Trust Company through its Deposit Withdrawal Agent Commission system; it shall be RHP’s responsibility to provide such DWAC information.

(b) CTI has the requisite power and authority to enter into this Letter Agreement and to perform its obligations under this Letter Agreement and to issue the Common Stock in accordance with the terms hereof. The execution and delivery of this Letter Agreement by CTI, and the consummation by CTI of the transactions contemplated hereby, including, without limitation, the issuance of the Common Stock, have been duly authorized by CTI’s board of directors and board committee, and (other than any filings as may be required by any state securities agencies) no further filing, consent or authorization is required by CTI, its board of directors or its shareholders. This Letter Agreement has been duly executed and delivered by CTI, and constitutes the legal, valid and binding obligations of CTI, enforceable against CTI in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(c) The Common Stock, when issued pursuant to the terms hereof, will be validly issued, fully paid and nonassessable and free from all taxes, liens, charges and other encumbrances with respect to the issue thereof (other than the voting agreement described herein).

(d) CTI and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Articles of Incorporation or other organizational document or the laws of the jurisdiction of its incorporation or otherwise which is or could become applicable to such holder as a result of the transactions contemplated by this Letter Agreement, including, without limitation, CTI’s issuance of the Common Stock to RHP.

Very truly yours,

CELL THERAPEUTICS, INC.

/s/ James A. Bianco, M.D.
James A. Bianco, M.D.
Chief Executive Officer

ACCEPTED AND AGREED:

RHP MASTER FUND, LTD.
By:	Rock Hill Investment Management, L.P.
By:	RHP General Partner, LLC

By:	/s/ Wayne Bloch
Wayne Bloch
Its:	Managing Partner